Exhibit 99.2

Energy Partners, Ltd.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements reflect the historical results of Energy Partners, Ltd. (“we,” “our,” “us,” or “the Company”) as adjusted on a pro forma basis to give effect to our acquisition of certain interests in producing oil and natural gas assets in the shallow-water central Gulf of Mexico shelf (the “Main Pass Interests”) from Stone Energy Offshore, L.L.C. (the “Main Pass Acquisition”) in November 2011. Our historical results of operations for the nine-month period ended September 30, 2011 and the year ended December 31, 2010 have also been adjusted to give effect to our February 2011 acquisition of an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests surrounding the Mississippi River delta and a related gathering system (the “ASOP Properties”) from Anglo-Suisse Offshore Partners, LLC (the “ASOP Acquisition”). These acquisitions are described further below.

Main Pass Acquisition. On November 17, 2011, we completed the Main Pass Acquisition for $38.6 million in cash, subject to customary adjustments to reflect an economic effective date of November 1, 2011. The Main Pass Interests consist of additional interests in the Main Pass 296/311 complex that was included in the assets the Company purchased in the ASOP Acquisition, along with other unit interests in the Main Pass complex and an interest in a Main Pass 295 primary term lease.

ASOP Acquisition. On February 14, 2011, we completed the ASOP Acquisition for $200.7 million in cash, subject to customary adjustments to reflect an economic effective date of January 1, 2011. In connection with the ASOP Acquisition, we issued $210.0 million in aggregate principal amount of 8.25% senior notes due 2018 (the “8.25% Notes”). The net proceeds from the sale of the 8.25% Notes of $202.0 million were used to finance the ASOP Acquisition and for general corporate purposes.

The following unaudited pro forma condensed combined financial statements and accompanying notes as of and for the nine-month period ended September 30, 2011 and for the year ended December 31, 2010 (the “Pro Forma Statements”) have been prepared by our management and are derived from (a) our unaudited consolidated financial statements as of and for the nine-month period ended September 30, 2011, (b) our audited consolidated statement of operations for the year ended December 31, 2010, (c) the audited statement of revenues and direct operating expenses of the Main Pass Interests for the year ended December 31, 2010, (d) the audited statement of revenues and direct operating expenses of the ASOP Properties for the year ended December 31, 2010, and (e) the unaudited statement of revenues and direct operating expenses of the Main Pass Interests for the nine-month period ended September 30, 2011.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been had the Main Pass Acquisition, the ASOP Acquisition or the sale of the 8.25% Notes been consummated on the dates indicated or the financial position or results of operations for any future date or period. The pro forma statements of operations are not necessarily indicative of our operations going forward because the presentation of operations of the Main Pass Interests and ASOP Properties is limited to only the revenues and direct operating expenses related thereto, while other operating expenses related to these acquired interests and properties have been excluded. Management has estimated the amount of the purchase price adjustments to reflect the November 1, 2011 economic effective date of the Main Pass Acquisition and the January 1, 2011 economic effective date of the ASOP Acquisition, but these adjustments have not yet been finalized in accordance with the acquisition documentation. The unaudited pro forma condensed combined balance sheet was prepared assuming that the Main Pass Acquisition had occurred on September 30, 2011. The unaudited pro forma condensed combined statements of operations for the nine-month period ended September 30, 2011 and the year ended December 31, 2010 were prepared assuming the Main Pass Acquisition, the ASOP Acquisition and the sale of the 8.25% Notes had occurred on January 1, 2010.

The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe to be reasonable in connection with the Main Pass Acquisition, the ASOP Acquisition and the sale of the 8.25% Notes. These assumptions are subject to change.

The initial allocation of purchase price to the acquired assets and liabilities of the Main Pass Acquisition and the ASOP Acquisition in the Pro Forma Statements is based on management’s preliminary estimates. This allocation will be finalized based on valuation and other studies to be performed by management using the assistance of outside valuation specialists. As a result, the final purchase price allocation will differ, possibly materially, from that which is presented in the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with (a) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, (b) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, (c) the audited statements of revenues and direct operating expenses of the Main Pass Interests for each of the fiscal twelve-month periods in the two-year period ended December 31, 2010 and the related notes (included as exhibit 99.1 to this Current Report), and (d) the audited statements of revenues and direct operating expenses of the ASOP Properties for each of the fiscal twelve-month periods in the three-year period ended December 31, 2010 (included as exhibit 99.1 to our Current Report on Form 8-K/A filed on March 23, 2011).

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Combined Balance Sheet

As of September 30, 2011

(amounts in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$87,268	$(38,680	) a	$48,588
Trade accounts receivable—net	27,264	—		27,264
Receivables from insurance	805	—		805
Fair value of commodity derivative instruments	12,588	—		12,588
Prepaid expenses	8,630	—		8,630

Total current assets	136,555	(38,680)		97,875
Net Property and equipment	744,903	40,157	a	785,060
Restricted cash	6,022	—		6,022
Fair value of commodity derivative instruments	6,400	—		6,400
Other assets	2,675	—		2,675
Deferred financing costs	5,603	—		5,603

Total assets	$902,158	$1,477		$903,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,225	$—		$18,225
Accrued expenses	47,679	—		47,679
Asset retirement obligations	23,676	—		23,676
Fair value of commodity derivative instruments	6,537	—		6,537

Total current liabilities	96,117	—		96,117
Long-term debt	204,216	—		204,216
Asset retirement obligations	64,302	1,577	a	65,879
Deferred tax liabilities	33,339	—		33,339
Other liabilities	663	—		663

Total liabilities	398,637	1,577		400,214

Stockholders’ equity	503,521	(100	) a	503,421

Total liabilities and stockholders’ equity	$902,158	$1,477		$903,635

See accompanying notes to unaudited pro forma condensed combined financial information.

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2010

(amounts in thousands, except per share amounts)

	Historical	ASOP Properties Historical	Pro Forma Adjustments for ASOP Acquisition and Issuance of 8.25% Notes		Main Pass Interests Historical	Pro Forma Adjustments for Main Pass Acquisition		Pro Forma
Revenue:
Oil and natural gas	$239,770	$91,201	$—		$13,489	$—		$344,460
Other	139	—	—		—	—		139

Total revenue	239,909	91,201	—		13,489	—		344,599
Costs and expenses:
Direct operating expenses	52,365	15,964	3,970	b	3,135	200	b	75,634

Revenues in excess of direct operating expenses	187,544	75,237	(3,970)		10,354	(200)		268,965

Transportation	1,306		—			—		1,306
Exploration expenditures and dry hole costs	6,441		—			—		6,441
Impairments	26,142		—			—		26,142
Depreciation, depletion and amortization	104,561		30,547	c		6,475	c	141,583
Accretion of liability for asset retirement obligations	12,845		2,174	c		142	c	15,161
General and administrative	18,078		1,188	d		—		19,266
Taxes, other than on earnings	10,133		—			—		10,133
Other	729		—			—		729

Income from operations	7,309		(37,879)			(6,817)		48,204
Other income (expense):
Interest income	113		—			—		113
Interest expense	(9,807)		(18,247	) e		—		(28,054)
Gain on derivative instruments	(4,865)		—			—		(4,865)
Loss on early extinguishment of debt	(5,627)		—			—		(5,627)

	(20,186)		(18,247)			—		(38,433)

Income (loss) before income taxes	(12,877)		(56,126)			(6,817)		9,771
Income taxes	4,409		19,195	f		2,331	f	(3,342)

Net income (loss)	$(8,468)		$(36,931)			$(4,486)		$6,429

Earnings (loss) per share:
Basic	$(0.21)							$0.16
Diluted	$(0.21)							$0.16
Average common shares outstanding:
Basic	40,064							40,064
Diluted	40,064							40,086

See accompanying notes to unaudited pro forma condensed combined financial information.

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2011

(amounts in thousands, except per share amounts)

	Historical	Pro Forma Adjustments for ASOP Acquisition and Issuance of 8.25% Notes		Main Pass Interests Historical	Pro Forma Adjustments for Main Pass Acquisition		Pro Forma
Revenue:
Oil and natural gas	$244,866	$12,758	g	$12,828	$—		$270,452
Other	97	—		—	—		97

Total revenue	244,963	12,758		12,828	—		270,549
Costs and expenses:
Direct operating expenses	52,505	1,688	g	2,807	150	b	57,150

Revenues in excess of direct operating expenses	192,458	11,070		10,021	(150)		213,399

Transportation	490	—			—		490
Exploration expenditures and dry hole costs	2,343	—			—		2,343
Impairments	19,197	—			—		19,197
Depreciation, depletion and amortization	73,081	5,459	c		4,725	c	83,265
Accretion of liability for asset retirement obligations	12,172	265	c		106	c	12,543
General and administrative	14,544	—			—		14,544
Taxes, other than on earnings	10,506	—			—		10,506
Other	6,140	—			—		6,140

Income from operations	53,985	5,346			(4,981)		64,371
Other income (expense):
Interest income	64	—			—		64
Interest expense	(12,480)	(2,290	) e		—		(14,770)
Gain on derivative instruments	14,877	—			—		14,877
Loss on early extinguishment of debt	(2,377)	—			—		(2,377)

	84	(2,290)			—		(2,206)

Income before income taxes	54,069	3,056			(4,981)		62,165
Income taxes	(20,117)	(1,137	) f		1,853	f	(23,125)

Net income	$33,952	$1,919			$(3,128)		$39,040

Earnings per share:
Basic	$0.85						$0.97
Diluted	$0.84						$0.97
Average common shares outstanding:
Basic	40,094						40,094
Diluted	40,201						40,201

See accompanying notes to unaudited pro forma condensed combined financial information.

Energy Partners, Ltd.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed consolidated financial information reflects the following adjustments:

a.	Purchase price components of the Main Pass Acquisition, which are subject to customary adjustments to reflect an economic effective date of November 1, 2011, are as follows (in thousands):

Cash consideration	$38,580
Assumed asset retirement obligations	1,577

Acquired oil and gas properties	$40,157

Estimated total acquisition-related costs to consummate the Main Pass Acquisition are approximately $0.1 million. The pro forma impact of the estimated Main Pass Acquisition-related costs is reflected as a reduction of cash and retained earnings (stockholders’ equity) in the accompanying September 30, 2011 pro forma balance sheet.

Preliminary estimates of the Main Pass Acquisition’s purchase price allocation have been performed taking into account current market conditions. For purposes of the pro forma balance sheet presentation, no part of the purchase price has been allocated to goodwill. This assumption is based upon market conditions and estimated market prices in effect for oil and natural gas. These market factors and other assumptions may change and new information may become known that could materially impact the preliminary purchase price and related allocations thereof. As a result, the final purchase price allocation will differ, possibly materially, from that presented in the Pro Forma Statements and a material portion of the final purchase price may be allocated to goodwill.

b.	The estimated incremental insurance cost associated with including the ASOP Properties and Main Pass Interests under our insurance programs.

c.	The estimated depletion, depreciation and amortization expense associated with the proved properties acquired and other related asset retirement obligations (i.e., relating to decommissioning) assumed in the ASOP Acquisition and the Main Pass Acquisition under the successful efforts method of accounting, assuming those properties had been acquired on January 1, 2010. Under the successful efforts method of accounting, depletion, depreciation and amortization expense for proved properties is calculated on a field by field basis using the units of production method.

d.	The estimated incremental general and administrative expenses associated with management of the ASOP Properties.

e.	Interest expense and amortization of deferred financing costs associated with the 8.25% Notes.

f.	Income taxes are calculated using our applicable estimated effective income tax rate.

g.	Revenue and estimated lease operating expenses associated with the ASOP Properties for the period from January 1, 2011 through February 14, 2011.